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(CATALINA MARKETING LOGO)

                                                                            NEWS

INVESTOR CONTACT:                                          FOR IMMEDIATE RELEASE

Christopher W. Wolf

Chief Financial Officer
(727) 579-5218

Joanne Freiberger
Vice President, Finance
(727) 579-5116

MEDIA CONTACT:
Susan Gear
Executive Director, Marketing
(727) 579-5452


         CATALINA MARKETING CORPORATION RECEIVES RESPONSE FROM SEC STAFF

ST. PETERSBURG, Fla. (MARCH 18, 2004) - Catalina Marketing Corporation (NYSE:
POS) today announced that it has received a response from the Office of the Chief Accountant of the Securities and Exchange Commission (SEC) in connection with a key element of the company's historical revenue recognition methodology. Specifically, the Staff of the Office of the Chief Accountant stated that it does not object to the company's historical revenue recognition methodology for certain company transactions with consumer packaged goods manufacturers governed by operating contracts with "exclusivity" provisions. As a result, no adjustments to the financial statements related to the timing of revenue recognition specifically related to exclusivity in the Catalina Manufacturer Services division will be required.

As previously disclosed, Catalina's former independent auditor, Ernst & Young LLP (E&Y), resigned as the company's auditor on August 20, 2003. In correspondence to the SEC dated September 9, 2003, E&Y stated that there was a "disagreement" between the company and E&Y relating to "the company's accounting treatment with respect to certain exclusivity rights granted to customers for the contractual periods of its arrangements." PricewaterhouseCoopers (PwC) was retained as the company's independent auditor in October 2003 and, following a review of the company's revenue recognition policies relating to these exclusivity rights, concurred that the company's accounting treatment for these rights is appropriate. Thereafter, the company contacted the Office of Chief Accountant to seek its review and concurrence regarding the appropriate accounting treatment for the exclusivity rights.

"We appreciate the SEC's timely response regarding this matter," stated Christopher W. Wolf, executive vice president and chief financial officer. "We are pleased to report that the audits are progressing and the favorable resolution of this particular revenue recognition issue regarding exclusivity rights will help expedite the process. The company's Audit Committee and management are working with PwC to complete the audits.




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While the time required to complete the audits cannot be determined, we look forward to sharing those results with our investors as soon as possible."

As previously disclosed by the company, at the time of E&Y's resignation there were several "reportable events" relating to other financial accounting matters that had been identified. The company is reviewing the accounting issues underlying these other reportable events, and is addressing all such issues, as appropriate, with PwC. Unlike the exclusivity issue review, which has been completed, the review of the other four reportable events previously disclosed is ongoing and thus the company is making no announcement at this time regarding those items. Catalina Marketing can give no assurance that these remaining "reportable events", or any other issues that arise as part of the audit of its fiscal year ended March 31, 2003 and the re-audits of fiscal years 2002 and 2001, will not result in a restatement of its prior year financial statements. The fact that the exclusivity issue was resolved favorably should not be construed as an indication that the other reportable events or other items in the audit will likewise be resolved favorably. Due to the ongoing review of these matters and the status of these audits, previously filed financial statements, including the associated audit opinions and review reports of the company, should not be relied upon until the company files it annual report for the year ended March 31, 2003 on Form 10-K.

Based in St. Petersburg, FL., Catalina Marketing Corporation (www.catalinamarketing.com) was founded 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with dynamic consumer access. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Catalina Marketing offers an array of behavior-based promotional messaging, loyalty programs and direct to patient information. Personally identifiable data that may be collected from the company's targeted marketing programs, as well as its research programs, are never sold or given to any outside party without the express permission of the consumer.

Certain statements in the preceding paragraphs are forward looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods manufacturers for the issuance of certain product coupons, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company's customers, the pace of installation of the company's store network, the success of new services and businesses and the pace of their implementation, the company's ability to maintain favorable client relationships, the timing of completion of the company's audits, the nature and extent of any changes to the company's audits and reaudits, the outcome and impact of the ongoing SEC investigation, the outcome of the resolution of the other reportable events disclosed in the company's Form 8-K dated August 20, 2003, and the outcome and impact of the pending shareholder class action.